Exhibit 10.1

TRANSITION AND RELEASE AGREEMENT

This Transition and Release Agreement (the “Agreement”) is entered into by and between Capital Southwest Corporation (the “Company”) and Bowen S. Diehl (the “Executive”) effective as otherwise provided herein.

RECITALS

WHEREAS, the Executive has been employed by the Company on an at-will basis as the President and Chief Executive Officer.

WHEREAS, the Executive has resigned from his position with the Company effective as of the date provided herein and has otherwise terminated his relationship with the Company and its affiliates;

WHEREAS, the parties further desire to enter into this Agreement to reflect their mutual undertakings, promises, and agreements concerning the Executive’s transition from employment with the Company and payments and benefits to the Executive upon or by reason of such transition.

NOW THEREFORE, in exchange for the valuable consideration paid or given under this Agreement, the receipt, adequacy, and sufficiency of which is acknowledged, the parties knowingly and voluntarily agree to the following terms:

TERMS

1.Separation Date; Effect of Separation. Executive’s resignation from employment with the Company shall be effective as of February 17, 2025 (the “Separation Date”). As of the Separation Date, the Executive shall voluntarily resign and does hereby voluntarily resign from all other positions (including, without limitation, any positions as an officer, director or trustee), if any, held with the Company, its affiliates and any other similar positions with respect to any entity in which the Company or an affiliate has an investment interest. As of the Separation Date, the Executive is relieved of his duties, responsibilities, and authorities for the Company and its affiliates, ceases to be authorized to bind the Company and its affiliates, and shall cease to hold himself out as an officer, director or other representative of the Company or its affiliates. The Executive agrees to cooperate with the Company in executing any documentation that might reasonably be requested in order to give effect to the Executive’s resignations from any position as described in this paragraph.

2.Continuing Obligations. The Executive acknowledges that he has previously entered into that certain Noncompete and Nonsolicitation Agreement with the Company effective as of August 29, 2022 (the “Restrictive Covenant Agreement”), which includes certain obligations that continue in effective following the Separation Date. The Executive represents that he is in compliance with the obligations under the Restrictive Covenant Agreement and all other post-termination confidentiality, non-disclosure, and similar obligations (together, with the obligations under the Restrictive Covenant Agreement, the “Continuing Obligations”) the Executive has under applicable Company policy or any confidentiality, non-competition, non-solicitation, or similar agreement with the Company or its affiliates and that such Continuing Obligations shall continue in full force and effect according to the Restrictive Covenant Agreement and each such policy’s or agreement’s terms notwithstanding the termination of his employment with the Company or the execution of this Agreement. In addition, the Executive shall promptly notify the Company in writing after accepting any employment, contractor, or other service relationship of any kind with any third party (including the name of such third party), or if the Executive goes into business for himself, in each case, during the one-year period following the Separation Date. The Executive represents that he has fully complied with such Continuing Obligations at all times before he signs this Agreement and acknowledges and agrees that he intends to, and shall, fully comply with such Continuing Obligations after he signs this Agreement.

3.Final Pay and Benefits. The Executive shall receive the following payments and benefits in accordance with the existing policies of the Company, and his participation in its employee benefit plans:

a.Final Pay. The Executive shall be entitled to receive payment of his regular base salary on the Company’s regularly scheduled paydays for services through the Separation Date.

b.Reimbursement of Business Expenses. The Executive shall be entitled to receive reimbursement of reasonable business expenses properly incurred in accordance with Company policy before the Separation Date. Any such reimbursement must be based on substantiating documentation provided by the Executive within 30 days after the Separation Date.

c.Equity Awards. Subject to paragraph 4(d) below and the vesting and other conditions of the Company’s Restricted Stock Plan or similar plan (the “Plan”) and any related employment offer letters or award agreements between the parties (the “Award Agreements”, if any), the Executive acknowledges receiving from the Company a total of 289,677 restricted stock awards (“RSAs”) in 2021, 2022, 2023, and 2024 (the RSAs, respectively, the “Equity Awards”). The Executive acknowledges and agrees that (i) his right to any part of the Equity Awards, whether vested or unvested, shall be governed by the Plan and the Award Agreement through the Separation Date, (ii) he shall be entitled to retain 87,353 RSAs of the Equity Awards that will have been vested as of the Separation Date (the “Retained Equity Awards”), and (iii) except as expressly provided below, he shall immediately and automatically forfeit as of the day following the Separation Date the remaining 202,324 RSAs of the Equity Awards that will not have been vested as of the Separation Date (the “Forfeited Equity Awards”). By signing below, the Executive also acknowledges and agrees that he has no outstanding equity awards under the Plan other than the Equity Awards described above.

4.Separation Benefits. Contingent upon the Executive’s timely execution and non-revocation of this Agreement, the Company shall provide the Executive with the following separation benefits (the “Separation Benefits”) which the Executive acknowledges are in excess of amounts otherwise due to the Executive in connection with his termination of employment:

a.Separation Pay. The Company shall pay the Executive separation pay equal to $625,000 which represents 12-months of the Executive’s regular base salary as in effect immediately before the Separation Date (the “Separation Pay”). The Separation Pay, minus applicable taxes and withholdings, shall be paid to the Executive in a lump sum within 30 days after the Effective Date (as defined below) of this Agreement.

b.Bonus Pay. The Company shall pay the Executive $375,000, minus applicable taxes and withholdings (the “Bonus Pay”), in a lump sum when the Company pays annual performance bonuses to its other senior executives on or before May 15, 2025. The parties acknowledge and agree that the Bonus

Pay equals approximately the performance bonus at target the Executive would have been eligible to receive for the fiscal year ending March 31, 2025, had his employment not terminated.

c.Reimbursement of COBRA Premiums for Limited Period. If the Executive timely elects under COBRA to continue his group health, dental, and/or vision insurance benefits, if any, for himself and his dependents following the Separation Date, the Company shall pay for the monthly premium costs he incurs under COBRA for continued health, dental, and/or insurance coverage for 12 months after the Separation Date.

d.Vesting and Retention of Additional Equity Awards. Notwithstanding any other provision of this Agreement, the Plan, or any Award Agreement, the Company shall vest the Executive in an additional 107,324 RSAs effective as of the Separation Date, all of which shall be included within the Retained Equity Awards for purposes of this Agreement and shall not constitute Forfeited Equity Awards for purposes of this Agreement. Accordingly, and for the avoidance of doubt, if the Executive timely executes, and does not timely revoke his acceptance of, this Agreement, then he shall retain a total of 194,667 RSAs following the Separation Date as the Retained Equity Awards and shall forfeit a total of 95,000 RSAs following the Separation Date as the Forfeited Equity Awards.

5.Return of Property and Information. No later than the Separation Date, the Executive shall return to the Company or the other Released Parties (as defined below) any and all items of its or their property, including, without limitation, keys, all copies of information required to be returned as part of the Continuing Obligations, badge/access card, computers, software, cellular telephones, iPhones, blackberries, other personal digital assistants, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, investor files, portfolio company information, lists of investors and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, computer tapes and diskettes or other portable media, computer- readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which he has had possession of or control over during his employment with the Company or its affiliates. The Executive also consents to permitting the Company or its representative to remove (either directly or via remote wiping) all confidential information, business records, intellectual property, trade secrets, and other data owned by the Company or its affiliates from any mobile telephone, computer, or other computing device owned by him or otherwise in his possession or under his control. The Executive’s obligations under this paragraph supplement, rather than supplant, the Continuing Obligations and his obligations under the common law. The Executive’s obligations under this paragraph shall not apply to, and the Executive may retain copies of personnel, benefit, or payroll documents concerning only him.

6.General Release.

a.Full and Final Release by Releasing Parties. The Executive, on behalf of himself and his spouse, other family members, heirs, successors, and assigns (collectively, the “Releasing Parties”), hereby voluntarily, completely, and unconditionally to the maximum extent permitted by applicable law releases, acquits, waives, and forever discharges any and all claims, demands, liabilities, and causes of action of whatever kind or character, whether known, unknown, vicarious, derivative, direct, or indirect (individually a “Claim” and collectively the “Claims”), that he or they, individually, collectively, or otherwise, may have or assert against the Released Parties (as defined below).

b.Claims Included. The foregoing release includes, without limitation, any Claim arising out of or relating in any way to (i) the Executive’s employment or the termination of his employment with the Company or with the employment practices of any of the Released Parties; (ii) any federal, state, or local statutory or common law or constitutional provision that applies, or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of the Executive’s employment relationship with the Company, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”); (iii) any contract, agreement, or arrangement between, concerning, or relating to the Executive and any of the Released Parties, including, without limitation, the Plan and any Award Agreements; (iv) the forfeiture of the Forfeited Equity Awards; (v) any other alleged act, breach, conduct, negligence, gross negligence, or omission of any of the Released Parties.

c.Claims Excluded. Notwithstanding any other provision of this Agreement, this release does not (i) waive or release any Claim for breach or enforcement of this Agreement; (ii) waive or release any right or Claim that may not be waived or released by applicable law; (iii) waive or release any right or Claim that may arise after the date this Agreement is signed by the Executive; (iv) prevent the Executive from pursuing any administrative Claim for unemployment compensation or workers’ compensation benefits; or (v) waive or release any claim related to the retention of the Retained Equity Awards; or (vi) waive or release any right or Claim the Executive may have for indemnification under state or other law or any indemnification agreement in effect between his and the Company as of the Separation Date or the charter, articles of incorporation, or bylaws of the Company, or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when the Executive was a director, officer, or employee of the Company (if any); provided, however, that (A) the Executive’s execution of this Agreement is not a concession or guaranty that the Executive has any such right or Claim to indemnification, (B) this Agreement does not create any additional rights to indemnification, and (C) the Company retains any and all defenses it may have to such indemnification or coverage.

d.Definition of Released Parties. The “Released Parties” include (i) the Company; (ii) any parent, subsidiary, or affiliate of the Company; (iii) any past or present officer, director, or employee of the entities just described in (i)-(ii), in their individual and official capacities; and (iv) any past or present predecessors, parents, subsidiaries, affiliates, owners, shareholders, members, managers, benefit plans, operating units, divisions, agents, representatives, officers, directors, partners, employees, fiduciaries, insurers, attorneys, successors, or assigns of the entities just described in (i)-(iii).

e.Permitted Activities. Notwithstanding any other provision of this Agreement but subject to the Executive’s waiver in subparagraph 8(a) below, nothing in this Agreement is intended to, or does, preclude the Executive from (i) contacting, reporting to, responding to an inquiry from, filing a charge or complaint with, communicating with, or otherwise participating in an investigation conducted by, the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission (“SEC”), or any other federal, state, or local governmental agency, commission, or regulatory body; (ii) giving truthful testimony or making statements under oath in response to a subpoena or other valid legal process or in any legal proceeding; (iii) otherwise making truthful statements as required by law or valid legal process; (iv) engaging in any concerted or other legally protected activities; or (v) disclosing a trade secret in confidence to a governmental official, directly or indirectly, or to an attorney, if the disclosure is made solely for the purpose of reporting or investigating a suspected violation of law. Accordingly, the Executive understands that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Executive likewise understands that, if he files a lawsuit for retaliation by the Company for reporting a suspected violation of law, he may disclose the Company’s trade secret(s) to his attorney and use the trade secret information in the court proceeding, if he (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order. In accordance with applicable law, and notwithstanding any other provision of this Agreement, nothing in this Agreement or any of the Company’s policies or agreements applicable to the Executive (i) impedes his right to communicate with the SEC or any other governmental agency about possible violations of federal securities or other laws or regulations or (ii) requires him to provide any prior notice to the Company or obtain the Company’s prior approval before engaging in any such communications.

7.Non-prosecution. Except as requested by any of the Released Parties, as permitted above or by applicable law that may supersede the terms of this Agreement, or as compelled by valid legal process, the Executive shall not (i) assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys concerning (A) the employment, terms and conditions, or ending of the Executive’s or any other employee’s employment with the Company or any of the other Released Parties or the employment practices of any of the Released Parties; or (B) the business or operations of any of the Released Parties; or (ii) initiate or assist any other person in connection with any investigation, inquiry, or any other action of any kind with respect to any of the Released Parties’ employment practices, businesses, or operations.

8.Cooperation and Consultation.

a.Cooperation. The Executive shall cooperate fully and completely with the Company and any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving the Company or any of the other Released Parties and about which he has personal knowledge. This obligation includes but is not limited to the Executive promptly meeting with counsel for the Company or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to the Executive. If the Executive provides cooperation under this subparagraph (including, without limitation, if the Executive appears as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of the Company or any of the other Released Parties), the Company shall reimburse him, upon submission of substantiating documentation, for necessary and reasonable out-of-pocket expenses incurred by him as a result of such cooperation (not including attorneys’ fees).

b.Consultation. For 12 months following the Separation Date, without any additional consideration, the Executive shall provide consulting services as requested by the Company related to the business of the Company and its affiliates and his former duties, responsibilities, and authorities for the Company and its affiliates, and be available by e-mail (including from his personal e-mail account if necessary), text, or telephone to answer questions and provide advice and counsel in matters related to the business of the Company and its affiliates and his former duties, responsibilities, and authorities for the Company and its affiliates. The parties acknowledge and agree that all such services shall be provided at reasonable times and without unreasonable interference with the Executive’s personal or business activities, in person, online, or by telephone, as reasonably requested by the Company. The parties intend that the services provided under this Section be provided as an independent contractor and the Executive agrees to execute such additional documents as may be reasonably requested by the Company to evidence such services.

9.Waiver of Certain Rights.

a.Right to Relief Not Provided in this Agreement. The Executive waives any right to monetary recovery from the Company or the other Released Parties, whether sought directly by him or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any Claim on his behalf; and he shall not request or accept from the Company or the other Released Parties, as compensation or damages related to his employment or the termination of his employment with any of the Released Parties, anything of monetary value that is not provided for in this Agreement. Notwithstanding the previous sentence, this Agreement does not limit the Executive’s right to receive an award for information provided to any government agency.

b.Right to Class- or Collective-Action Initiation or Participation. The Executive waives the right to initiate or participate in any class or collective action with respect to any Claim against the Company or the Released Parties, including without limitation any Claim arising from the formation, continuation, or termination of his employment relationship with any of the Released Parties.

10.No Violations. The Executive represents and warrants that he has no knowledge that the Company or any of the Released Parties has committed or is suspected of committing any act which is or may be in violation of any federal or state law or regulation or has acted in a manner which requires corrective action of any kind. The Executive further represents and warrants that he has not informed the Company or any of the other Released Parties of, and that he is unaware of, any alleged violations of the Company’s standards of business conduct or personnel policies, of the Company’s integrity or ethics policies, or other misconduct by the Company or any of the other Released Parties, that have not been resolved satisfactorily by the Company or the other Released Parties.

11.Remedies.

a.Remedies. Notwithstanding any other provision in this Agreement, the Company’s obligation to provide the Separation Benefits to the Executive is subject to the condition that he complies with his obligations under this Agreement and the Continuing Obligations, including, without limitation, his obligation to timely sign, return, and not revoke his acceptance of this Agreement. The Company shall have the right to suspend or cease providing any part of the Separation Benefits if the Executive breaches any such obligations as determined by the Company in its sole discretion but all other provisions of this Agreement shall remain in full force and effect.

b.Non-Exclusive Rights and Remedies. The Company’s rights and remedies under this paragraph shall be in addition to any other available rights and remedies should the Executive breach any applicable obligations, as well as rights and remedies available under the Company’s clawback policies or procedures which may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement.

12.Trading Obligations. The Executive understands and acknowledges that he is subject to the Company’s insider trading policies and procedures (the “Insider Trading Procedures”) and, as such, may not trade in the Company’s securities in accordance therewith until any material, nonpublic information he possesses has become public or is no longer material. For avoidance of doubt, the Executive understands and acknowledges that he shall be deemed for purposes of this paragraph to continue to possess material, non-public information until at least the third business day after the Company’s public announcement in its Annual Report on Form 10-K for the fiscal year ended March 31, 2025 (expected to be filed in May 2025) and he shall thereafter remain subject to the general insider trading limitations applicable under the Insider Trading Procedures and other Company policies through the Separation Date. Notwithstanding the foregoing, the Executive shall comply with all federal and state securities laws applicable to the trading of the Company’s securities with knowledge of material non- public information regarding the Company.

13.Nonadmission of Liability or Wrongdoing. The Executive acknowledges that (a) this Agreement shall not in any manner constitute an admission of liability or wrongdoing on the part of the Company or any of the other Released Parties; (b) the Company and the other Released Parties expressly deny any such liability or wrongdoing; and, (c) except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by the Company or any of the other Released Parties.

14.Jury Trial Waiver. THE EXECUTIVE HEREBY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM AGAINST THE COMPANY OR ANY OF THE OTHER RELEASED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION FOR BREACH OR ENFORCEMENT OF THIS AGREEMENT.

15.Authority to Execute. The Executive represents and warrants that he has the authority to execute this Agreement on behalf of all the Releasing Parties.

16.Governing Law; Venue; Severability; Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by the laws of the State of Texas, without regard to any conflict-of-laws principles. Exclusive venue for any Claim between the parties or their affiliates arising out of or related this Agreement is in any state or federal court of competent jurisdiction that regularly conducts proceedings in Dallas County, Texas. Nothing in this Agreement, however, precludes either party from seeking to remove a civil action from any state court to federal court. The provisions of this Agreement shall be severable. If any one or more provisions of this Agreement may be determined by a court of competent jurisdiction to be illegal or otherwise unenforceable, in whole or in part, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, such a determination shall not affect the validity or enforceability of such other remaining provisions, and in all other respects the remaining provisions of this Agreement shall be binding and enforceable and remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written by a court of competent jurisdiction but may be made to be enforceable by limitation, then such provision shall be enforceable to the maximum limit permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

17.Assignment. The Executive’s obligations, rights, and benefits under this Agreement are personal to him and shall not be assigned to any person or entity without written permission from the Company. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns.

18.Expiration Date. The Company’s offer of this Agreement shall expire after a period of 21 days after the date the Executive first received this Agreement for consideration (the “Expiration Date”). Changes to this Agreement, whether material or immaterial, do not restart the running of the consideration period. The Executive may accept the offer at any time before the Expiration Date by signing this Agreement in the space provided below and returning it to the attention of the Company’s Board Chairman, David R. Brooks so that the signed Agreement is received no later than the close of business on the Expiration Date.

19.Limited Revocation Right; Effect of Revocation. After signing this Agreement, the Executive shall have a period of seven days to reconsider and revoke his acceptance of this Agreement if he wishes (the “Revocation Period”). If the Executive chooses to revoke his acceptance of this Agreement, he must do so by providing written notice to the Company’s Board Chairman, David R. Brooks before the eighth day after signing this Agreement, in which case this Agreement shall not become effective or enforceable and the Executive shall not receive the Separation Benefits.

20.Effective Date. This Agreement shall become effective and enforceable upon the expiration of seven days after the Executive signs it (the “Effective Date”), provided that he signs the Agreement on or before the Expiration Date and does not revoke his acceptance of the Agreement during the Revocation Period.

21.Knowing and Voluntary Agreement. The Executive acknowledges that (a) he has been advised by this paragraph of his right to consult with an attorney of his choice before signing this Agreement; (b) he has had a reasonable period in which to consider whether to sign this Agreement; (c) he fully understands the meaning and effect of signing this Agreement; and (d) his signing of this Agreement is knowing and voluntary.

22.Independent Consideration; Common-Law Duties. Whether expressly stated in this Agreement or not, all obligations the Executive assumes and undertakings he makes by signing this Agreement are understood to be in consideration of the mutual promises and undertakings in this Agreement and the Separation Benefits. In addition, the Executive acknowledges and agrees that neither the Company nor any of the other Released Parties has any legal obligation to provide the Separation Benefits to him outside of this Agreement.

23.Entire Agreement. This Agreement contains and represents the entire agreement of the parties with respect to its subject matters, and supersedes all prior agreements and understandings, written and oral, between the parties with respect to its subject matters. Notwithstanding the preceding sentence, nothing in this Agreement shall be interpreted or construed as superseding or relieving the Executive of complying with the Continuing Obligations. The Executive agrees that neither the Company nor any of the other Released Parties has made any promise or representation to him concerning this Agreement not expressed in this Agreement, and that, in signing this Agreement, he is not relying on any prior oral or written statement or representation by the Company or any of the other Released Parties outside of this Agreement but is instead relying solely on his own judgment and his attorney (if any).

24.Modification; Waiver. No provision of this Agreement shall be amended, modified, or waived unless such amendment, modification, or waiver is agreed to in writing and signed by the Executive and a duly authorized representative of the Company.

25.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. The delivery of this Agreement in the form of a clearly legible facsimile or electronically scanned version by e-mail shall have the same force and effect as delivery of the originally executed document.

26.Internal Revenue Code Section 409A. The payments and benefits provided under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code and this Agreement shall be interpreted and administered in a manner consistent with that intent.

[Signature Page Follows]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by a duly authorized representative as of the Effective Date.

CAPITAL SOUTHWEST CORPORATION By: /s/ Michael S. Sarner Michael S. Sarner Chief Financial Officer Date: February 17, 2025	EXECUTIVE By: /s/ Bowen S. Diehl Bowen S. Diehl Date: February 17, 2025
Address for notice: Capital Southwest Corporation 8333 Douglas Avenue Suite 1100 Dallas, TX, 75225 msarner@capitalsouthwest.com

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